Exhibit 99.01
Eastman Announces First-Quarter 2025 Financial Results

KINGSPORT, Tenn., April 24, 2025 – Eastman Chemical Company (NYSE:EMN) announced its first-quarter 2025 financial results.

•Strong first-quarter financial results with adjusted EPS in line with our guidance in January and up 19% year over year
•Delivered year-over-year adjusted EBIT margin improvement of 170 basis points underpinned by continued innovation, commercial excellence, and operating leverage in a tough environment
•Recorded best-ever uptime and production quantities at the Kingsport methanolysis facility
•Increased focus on cost discipline, prioritizing cash generation as we navigate the economic impacts of tariffs

(In millions, except per share amounts; unaudited)	1Q2025	1Q2024
Sales revenue	$2,290	$2,310
Earnings before interest and taxes ("EBIT")	302	263
Adjusted EBIT*	311	274
Earnings per diluted share	1.57	1.39
Adjusted earnings per diluted share*	1.91	1.61
Net cash provided by operating activities	(167)	(16)

*For non-core items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, and 6.

“Leveraging our innovation-driven growth model, we delivered a strong quarter in line with expectations,” said Mark Costa, Board Chair and CEO. “Against the backdrop of a highly volatile and uncertain macroeconomic environment, our teams drove sequential volume/mix improvements across most segments, partially offset by expected destocking in Fibers. We focused on innovation and commercial excellence in defending the value of our products as well as controlling costs. We recorded our best-ever quarter of uptime and production quantities at the Kingsport methanolysis facility and remain on track for the production targets and cost benefits detailed earlier this year. Although our solid first-quarter results positioned us to be in line with our original guidance, late in the quarter, the reality of a global trade dispute increased significantly. We began taking action to optimally navigate the next several quarters. Our first-quarter results, coupled with our bias for action, give me great confidence in our ability to deliver strong cash flow and resilient earnings going forward.”

Corporate Results 1Q 2025 versus 1Q 2024

Sales revenue decreased 1 percent as 1 percent lower sales volume/mix and an unfavorable foreign currency exchange impact were partially offset by 1 percent higher selling prices.

Sales volume/mix was primarily driven by customer inventory destocking in acetate tow products, mostly offset by higher sales volume/mix in Additives & Functional Products and Chemical Intermediates. Higher selling prices were due to cost-pass-through contracts.

EBIT increased primarily due to the Kingsport methanolysis facility running well and improved price-cost across the specialties and Chemical Intermediates. These factors were partially offset by lower sales volume/mix for Fibers and an unfavorable foreign currency exchange impact. Adjusted EBIT margins increased 170 basis points.

Segment Results 1Q 2025 versus 1Q 2024

Advanced Materials – Sales revenue decreased 4 percent due to 2 percent lower selling prices, 1 percent lower sales volume/mix, and an unfavorable foreign currency exchange impact.

Lower selling prices were reflected across the segment. Lower sales volume/mix was due to weakness in the automotive and building and construction end markets. The lower sales volume/mix was partially offset by growth in specialty plastics.

EBIT increased primarily due to improved product mix and continued cost discipline, partially offset by an unfavorable foreign currency exchange impact.

Additives & Functional Products – Sales revenue increased by 4 percent due to 3 percent higher selling prices and 2 percent higher sales volume/mix, partially offset by an unfavorable foreign currency exchange impact.

Higher selling prices were driven by cost-pass-through contracts. Higher sales volume/mix was primarily due to coatings additives and specialty fluids.

EBIT increased due to favorable price-cost, higher sales volume/mix, and improved asset utilization.

Fibers – Sales revenue decreased by 13 percent due to 12 percent lower sales volume/mix and 1 percent lower selling prices.

Lower sales volume/mix was driven by continued customer inventory destocking in acetate tow and the impact of a discontinued product.

EBIT declined primarily due to lower sales volume/mix.

Chemical Intermediates – Sales revenue increased by 4 percent due to 3 percent higher selling prices and 2 percent higher sales volume/mix, partially offset by an unfavorable foreign currency exchange impact.

Higher selling prices and higher sales volume/mix were driven by more favorable market conditions for some olefin-based products compared to the prior-year period.

EBIT increased due to higher olefin and derivative spreads, partially offset by unfavorable product mix.

Cash Flow

In first-quarter 2025, cash used in operating activities was $167 million versus $16 million in first quarter 2024. The primary driver was an increased use of cash for working capital due to inventory that was built for a higher-than-usual planned shutdown season in second quarter 2025. The company returned $96 million to stockholders through dividends. See Table 5. Priorities for uses of available cash for 2025 include capital expenditures, payment of the quarterly dividend, and share repurchases.

2025 Outlook

Commenting on the outlook for full-year 2025, Costa said: “We are proud to have delivered a solid first quarter in a challenging, uncertain environment. Since the end of the first quarter, the macroeconomic uncertainty that defined the last several years has only increased, and future end-market demand is unclear given the magnitude and scope of tariffs. In this context, we are focused on controllable actions, including an increased priority on cash generation in preparation for a potential recession. We are also increasing our cost reduction target to approximately $75 million net of inflation and reducing capital expenditures to around $550 million. With an innovative portfolio of specialty products, a diverse set of end markets, and a solid balance sheet, we are well positioned to navigate issues associated with escalating tariffs impacting global trade. In this context, we expect to generate strong operating cash flow of approximately $1.2 billion for full-year 2025 consistent with our track record of delivering cash in varied macro environments. With a broad range of outcomes for the global economy and limited visibility, the company is moving to quarterly adjusted earnings per share guidance. In the second quarter, order patterns for April remain stable with March, and we expect a modest sequential volume increase across our markets, but due to trade uncertainty, not as much as typical. Second quarter also includes headwinds associated with tariffs between the U.S. and China and higher planned maintenance costs. Taking these factors together, second-quarter adjusted EPS is expected to be in the range of $1.70 to $1.90.”

The second-quarter 2025 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

The information in this release and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and as updated in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on April 25, 2025, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:15 p.m. ET on April 24, 2025. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 597256. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, April 25, 2025, through 11:59 p.m. Eastern Time, May 5, 2025, Toll Free at +1 (866) 813-9403, passcode 408681.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2024 revenue of approximately $9.4 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 24, 2025

For Eastman Chemical Company First Quarter 2025 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2025	2024
Sales	$2,290	$2,310
Cost of sales	1,723	1,778
Gross profit	567	532
Selling, general and administrative expenses	182	191
Research and development expenses	67	59
Asset impairments, restructuring, and other charges, net	9	11
Other components of post-employment (benefit) cost, net	(1)	(5)
Other (income) charges, net	8	13
Earnings before interest and taxes	302	263
Net interest expense	49	49
Earnings before income taxes	253	214
Provision for income taxes	70	49
Net earnings	183	165
Less: Net earnings attributable to noncontrolling interest	1	—
Net earnings attributable to Eastman	$182	$165

Basic earnings per share attributable to Eastman	$1.58	$1.40
Diluted earnings per share attributable to Eastman	$1.57	$1.39

Shares (in millions) outstanding at end of period	115.5	117.6
Shares (in millions) used for earnings per share calculation
Basic	115.2	117.4
Diluted	116.5	118.2

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2025	2024
Sales by Segment
Advanced Materials	$719	$748
Additives & Functional Products	733	704
Chemical Intermediates	545	523
Fibers	288	331
Total Sales by Segment	2,285	2,306
Other	5	4
Total Eastman Chemical Company	$2,290	$2,310

Fourth Quarter
(Dollars in millions, unaudited)	2024
Sales by Segment
Advanced Materials	$720
Additives & Functional Products	696
Chemical Intermediates	503
Fibers	321
Total Sales by Segment	2,240
Other	5
Total Eastman Chemical Company	$2,245

Table 2B – Sales Revenue Change

	First Quarter 2025 Compared to First Quarter 2024
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(4)%	(1)%	(2)%	(1)%
Additives & Functional Products	4%	2%	3%	(1)%
Chemical Intermediates	4%	2%	3%	(1)%
Fibers	(13)%	(12)%	(1)%	—%
Total Eastman Chemical Company	(1)%	(1)%	1%	(1)%

	First Quarter 2025 Compared to Fourth Quarter 2024
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	—%	1%	—%	(1)%
Additives & Functional Products	5%	4%	2%	(1)%
Chemical Intermediates	8%	9%	—%	(1)%
Fibers	(10)%	(10)%	—%	—%
Total Eastman Chemical Company	2%	2%	1%	(1)%

Table 2C – Sales by Customer Location

	First Quarter
(Dollars in millions, unaudited)	2025	2024
Sales by Customer Location
United States and Canada	$1,020	$969
Europe, Middle East, and Africa	610	659
Asia Pacific	539	564
Latin America	121	118
Total Eastman Chemical Company	$2,290	$2,310

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	First Quarter
(Dollars in millions, unaudited)	2025	2024
Advanced Materials
Earnings before interest and taxes	$116	$104
Additives & Functional Products
Earnings before interest and taxes	137	109
Asset impairments, restructuring, and other charges, net (2)	4	—
Excluding non-core item	141	109
Chemical Intermediates
Earnings before interest and taxes	19	16
Fibers
Earnings before interest and taxes	88	117
Other
Loss before interest and taxes	(58)	(83)
Asset impairments, restructuring, and other charges net(3)	5	11
Excluding non-core items	(53)	(72)

Total Eastman Chemical Company
Earnings before interest and taxes	302	263
Asset impairments, restructuring, and other charges, net	9	11
Total earnings before interest and taxes excluding non-core items	$311	$274

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$302	$263
Asset impairments, restructuring, and other charges, net	9	11
Total earnings before interest and taxes excluding non-core items	$311	$274
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2024 for description of first quarter 2024 non-core items.
(2)First quarter 2025 includes severance charges of $1 million and restructuring charges of $3 million related to the closure of a heat-transfer fluids production line at a North America specialty fluids and energy facility in the Additives & Functional Products segment.
(3)First quarter 2025 includes profitability improvement initiatives of $5 million which are reported in "Other".

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Fourth Quarter
(Dollars in millions, unaudited)	2024
Advanced Materials
Earnings before interest and taxes	$107
Additives & Functional Products
Earnings before interest and taxes	128
Chemical Intermediates
Earnings before interest and taxes	20
Fibers
Earnings before interest and taxes	103
Other
Loss before interest and taxes	(9)
Asset impairments, restructuring, and other charges, net	10
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(54)
Excluding non-core items	(53)

Total Eastman Chemical Company
Earnings before interest and taxes	349
Asset impairments, restructuring, and other charges, net	10
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	(54)
Total earnings before interest and taxes excluding non-core items	$305

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$349
Asset impairments, restructuring, and other charges, net	10
Other components of post-employment (benefit) cost, net	(54)
Total earnings before interest and taxes excluding non-core items	$305

(1)For the description of fourth quarter 2024 non-core items, see Table 3A of the Quarterly Report on Form 8-K furnished for fourth quarter 2024.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	First Quarter
(Dollars in millions, unaudited)	2025		2024
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$116	16.1%	$104	13.9%
Additives & Functional Products	141	19.2%	109	15.5%
Chemical Intermediates	19	3.5%	16	3.1%
Fibers	88	30.6%	117	35.3%
Total segment EBIT excluding non-core items	364	15.9%	346	15.0%
Other	(53)		(72)
Total EBIT excluding non-core items	$311	13.6%	$274	11.9%

	Fourth Quarter
(Dollars in millions, unaudited)	2024
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$107	14.9%
Additives & Functional Products	128	18.4%
Chemical Intermediates	20	4.0%
Fibers	103	32.1%
Total segment EBIT excluding non-core items	358	16.0%
Other	(53)
Total EBIT excluding non-core items	$305	13.6%
(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	First Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$302	$253	$70	28%	$182	$1.57
Non-Core Items: (1)
Asset impairments, restructuring, and other charges, net	9	9	1		8	0.06
Interim adjustment to tax provision (2)	—	—	(32)		32	0.28
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$311	$262	$39	16%	$222	$1.91

	First Quarter 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$263	$214	$49	23%	$165	$1.39
Non-Core Items: (1)
Asset impairments, restructuring, and other charges, net	11	11	3		8	0.07
Interim adjustment to tax provision (2)	—	—	(17)		17	0.15
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$274	$225	$35	16%	$190	$1.61

(1)See Table 3A for description of first quarter 2025 and 2024 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first quarter 2025 and 2024 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Fourth Quarter 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$349	$297	$(34)	(11)%	$330	$2.82
Non-Core and Unusual Items: (1)
Asset impairments, restructuring, and other charges, net	10	10	(1)		11	0.09
Mark-to-market pension and other postretirement benefit plans loss, net	(54)	(54)	(14)		(40)	(0.34)
Tax expense associated with previously divested business	—	—	(7)		7	0.06
Interim adjustment to tax provision (2)	—	—	89		(89)	(0.76)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$305	$253	$33	14%	$219	$1.87
(1)See Table 3A for description of fourth quarter 2024 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Fourth quarter 2024 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Three Months 2025
	2025	2024
Effective tax rate	28%	23%
Discrete tax items (2)	(2)%	(1)%
Tax impact of current year non-core and unusual items (3)	1%	1%
Changes in tax contingencies and valuation allowances	(2)%	(1)%
Forecasted full year impact of expected tax events (4)	(9)%	(6)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent in both first three months 2025 and 2024, respectively.
(2)"Discrete tax items" are items that are excluded from the Company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete tax items for first three months 2025 are related to share based compensation expense and adjustments to certain prior year tax returns and first three months 2024 are related to share based compensation expense.
(3)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(4)Expected future tax events may include finalization of tax returns; federal, state, and foreign examinations or the expiration of statutes of limitation; and corporate restructurings.

Table 5 – Statements of Cash Flows

	First Three Months
(Dollars in millions, unaudited)	2025	2024
Operating activities
Net earnings	$183	$165
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	126	127
Provision for (benefit from) deferred income taxes	(3)	(17)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(92)	(105)
(Increase) decrease in inventories	(120)	(100)
Increase (decrease) in trade payables	(72)	49
Pension and other postretirement contributions (in excess of) less than expenses	(14)	(19)
Variable compensation payments (in excess of) less than expenses	(109)	(78)
Other items, net	(66)	(38)
Net cash used in operating activities	(167)	(16)
Investing activities
Additions to properties and equipment	(147)	(185)
Government incentives	11	—
Other items, net	5	6
Net cash used in investing activities	(131)	(179)
Financing activities
Net decrease in commercial paper and other borrowings	285	—
Proceeds from borrowings	246	742
Repayment of borrowings	(550)	(498)
Dividends paid to stockholders	(96)	(95)
Other items, net	(9)	(1)
Net cash (used in) provided by financing activities	(124)	148
Effect of exchange rate changes on cash and cash equivalents	3	(2)
Net change in cash and cash equivalents	(419)	(49)
Cash and cash equivalents at beginning of period	837	548
Cash and cash equivalents at end of period	$418	$499

Table 6 – Total Borrowings to Net Debt Reconciliations

	March 31,	December 31,
(Dollars in millions, unaudited)	2025	2024
Total borrowings	$5,021	$5,017
Less: Cash and cash equivalents	418	837
Net debt (1)	$4,603	$4,180
(1)Includes non-cash increase of $21 million in 2025 and non-cash decrease of $32 million in 2024 resulting from foreign currency exchange rates.